ITEM 77M: Mergers

   Morgan Stanley Dean Witter California Tax-Free Income Fund
                     ("California Tax-Free")

           On June 22, 2000, at a Special Meeting of Shareholders of Morgan Stanley Dean Witter Multi-State Municipal Series Trust-California Series ("California Series"), Shareholders of
California Series approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") between California Series and California Tax-Free, pursuant to which substantially all of the assets of California Series would be combined with those of California Tax-Free and shareholders of California Series would become shareholders of California Tax-Free receiving shares of California Tax-Free with a value equal to the value of their holdings in California Series (the "Reorganization"). The Reorganization Agreement was unanimously approved by the Board of Trustees on January 26, 2000.

           On July 24, 2000, the Reorganization Plan between California Series and California Tax-Free was completed according to the terms set forth in the Reorganization Agreement filed with California Tax-Free's Registration Statement on Form N-14 (333-31270) on February 28, 2000.